Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-161849, 333-117368, 333-146321 and 333-188622 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements of Callaway Golf Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Costa Mesa, California
February 27, 2018